     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1996.



                                                       REGISTRATION NO.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           NPS PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                   87-0439579
     (State or other jurisdiction of         (I.R.S. Employer Identification Number)
      incorporation or organization)

                           NPS PHARMACEUTICALS, INC.
                                420 CHIPETA WAY
                        SALT LAKE CITY, UTAH 84108-1256
                                 (801) 583-4939
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                                JAMES U. JENSEN
            VICE PRESIDENT, CORPORATE DEVELOPMENT AND LEGAL AFFAIRS
                           NPS PHARMACEUTICALS, INC.
                                420 CHIPETA WAY
                        SALT LAKE CITY, UTAH 84108-1256
                                 (801) 583-4939

           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                           --------------------------

                                   COPIES TO:


   KEVIN J. ONTIVEROS, ESQ.         KATHARINE A. MARTIN, ESQ.         ALAN C. MENDELSON, ESQ.
   SENIOR CORPORATE COUNSEL       PILLSBURY MADISON & SUTRO LLP        COOLEY GODWARD CASTRO
   NPS PHARMACEUTICALS, INC.           2700 SAND HILL ROAD               HUDDLESON & TATUM
        420 CHIPETA WAY               MENLO PARK, CA 94025             FIVE PALO ALTO SQUARE
     SALT LAKE CITY, UTAH                (415) 233-4500                 3000 EL CAMINO REAL
          84108-1256                                                    PALO ALTO, CA 94306
        (801) 583-4939                                                    (415) 843-5000


                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / ________________

    If this Form is a post-effective amendment file pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS
                                1,000,000 SHARES

                                   [NPS LOGO]

                                  COMMON STOCK
                                ----------------

    The 1,000,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of NPS Pharmaceuticals, Inc. (the "Company") offered hereby are being offered for the account of a certain Selling Stockholder (the "Selling Stockholder"). The Company will not receive any proceeds from the sale of such securities. See "Selling Stockholder."

    The Selling Stockholder may sell the Shares offered hereby from time to time on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which Shares of the Company's Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. The Selling Stockholder directly or through agents designated from time to time, or through underwriters, brokers or dealers also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. Such underwriters, brokers or dealers may receive compensation in the form of commissions or otherwise in such amounts as may be negotiated by them. As of the date of this Prospectus, no agreements have been reached for the sale of the Shares or the amount of any compensation to be paid to underwriters, brokers or dealers in connection therewith. The Company will bear all expenses, including the reasonable fees and expenses of one legal counsel incurred after the filing of the Form S-3 Registration Statement, in connection with the registration and sale of the Shares being offered by the Selling Stockholder hereby, other than commissions, concessions or discounts to underwriters, brokers or dealers or other advisors to the Selling Stockholders. See "Plan of Distribution."


    The Common Stock of the Company is quoted on the Nasdaq Stock Market under the trading symbol "NPSP." On May 30, 1996, the last reported sales price of the Company's Common Stock on the Nasdaq Stock Market was $16.75 per share.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON
                                    PAGE 5.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
      OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE  CONTRARY
                             IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is May  , 1996

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES AS OF WHICH INFORMATION IS OTHERWISE SET FORTH OR INCORPORATED BY REFERENCE HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SALE OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60601 and 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, together with the exhibits and schedules thereto, may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Chicago, Illinois 60661 and 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                          REPORTS TO SECURITY HOLDERS

    The Company furnishes its stockholders with annual reports containing audited financial statements certified by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                           INCORPORATION BY REFERENCE

    The following documents which have been filed with the SEC are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;


        (2) Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;



        (3) Amendment No. 2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        (4) Amendment No. 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;



        (5) The Company's Registration Statement on Form 8-A dated May 19, 1994 as filed with the Commission on May 23, 1994.


    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, any supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed supplement to this Prospectus or in any document that is also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will furnish, upon written or oral request of any person, without charge, a copy of any document or part thereof which is incorporated by reference in this Prospectus but not delivered herewith (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for information should be directed to James U. Jensen, Vice President, Corporate Development and Legal Affairs and Corporate Secretary, NPS Pharmaceuticals, Inc., 420 Chipeta Way, Salt Lake City, Utah 84108; telephone (801) 583-4939.

                                  THE COMPANY


    NPS Pharmaceuticals is engaged in the discovery and development of orally active, small molecule drugs that target cell surface receptors and ion channels. The Company's most advanced product candidate, Norcalcin-TM- for the treatment of hyperparathyroidism ("HPT"), arose from the Company's pioneering work on a new class of cell surface receptors which detect levels of extracellular calcium involved in numerous bodily functions. To date, the Company has conducted two Phase I and two Phase I/II clinical trials of Norcalcin to test its safety and initial efficacy. The Company is also applying its calcium receptor technology to the development of therapies for osteoporosis. The Company's other main programs involve the development of orally active, small molecule drugs which have neuroprotectant properties and target certain calcium channels in order to provide treatments for stroke, head trauma, chronic pain and epilepsy. Additionally, the Company is pursuing several discovery programs which are extensions of its discoveries in calcium receptors and ion channels.


    NPS was incorporated in Utah in 1986 and reincorporated in Delaware in 1992. The Company's executive offices are located at 420 Chipeta Way, Salt Lake City, Utah 84108-1256, and its telephone number is (801) 583-4939.

    THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS OR EXPERIENCE COULD DIFFER SIGNIFICANTLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.


    EARLY STAGE OF PRODUCT DEVELOPMENT; DEPENDENCE ON NORCALCIN. The Company was founded in 1986, and has not completed development of any drugs and does not expect that any drugs resulting from its or its Licensees' research and development efforts will be commercially available for several years, if at all. Norcalcin is the only product candidate currently under development by the Company and its Licensees that is in human clinical trials. No other compound under development by NPS or its Licensees has been scheduled for clinical testing. Clinical trials in humans are necessary to determine whether or not a compound will be a safe, commercially attractive or effective drug. Results obtained in preclinical trials are not necessarily indicative of results that will be obtained in later stages of preclinical development or in human clinical testing. All product candidates developed by the Company or its Licensees, including Norcalcin, will require extensive research, development and preclinical and clinical testing prior to submission of any regulatory application, as well as a lengthy regulatory approval process. Preclinical and clinical testing of safety and efficacy takes several years and the time required to commercialize new drugs cannot be predicted with accuracy. Product development of new pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects or inadequate therapeutic efficacy could slow or prevent the product development efforts of the Company and its Licensees, and have a materially adverse effect on the Company's operations. There can be no assurance that the Company's current product candidates, including Norcalcin, or any future product candidates, will advance to clinical trials, prove safe and effective, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully marketed. Also, there can be no assurance that a pharmacological method for the treatment of diseases targeted by the Company, including HPT, will prove to be superior to non-pharmacological treatments. See "-- Government Regulation; No Assurance of Regulatory Approval."


    DEPENDENCE ON COLLABORATIVE RESEARCH AND LICENSE RELATIONSHIPS. The Company's strategy for the development, clinical testing and manufacturing and commercialization of certain of its product candidates and the research and development of new product candidates includes entering into various research, development and license agreements with corporate partners, licensees and others. The Company has entered into a license agreement with Amgen pursuant to which Amgen has assumed control of the development and commercialization of Norcalcin in its territory, a collaborative research and license agreement with Kirin for the development of Norcalcin in Kirin's territory and a collaborative research and license agreement with SmithKline Beecham for research and development in osteoporosis. The Licensees each have received from NPS certain exclusive rights to commercialize products developed under their respective agreements, have paid license fees to NPS and have committed to make milestone payments to NPS upon achievement of specified goals. The Licensees have agreed to fund the research or development efforts in HPT and osteoporosis, conduct human clinical testing of lead compounds, prepare and file submissions for regulatory approval and pay royalties on any resulting products. Because the Company has granted exclusive development, commercialization and marketing rights to the Licensees in the fields of HPT and osteoporosis, the success of its existing HPT and osteoporosis programs is dependent upon the efforts of the Licensees. There can be no assurance that the Licensees will perform their obligations under their respective agreements, that they will successfully develop or proceed to market any products under these agreements, or that the Company will ever receive any royalties or milestone or research support payments under these agreements, any of which could have a material adverse effect on the business of the Company. Furthermore, there can be no assurance that business conflicts will not arise between the Licensees over rights to existing compounds or future compounds with respect to certain indications. The Company's collaborative research and license agreements, including the agreements with Kirin, the Licensees, generally provide that they may be terminated under a variety of circumstances upon prior written notice. If any of the Licensees terminates or breaches its agreement, such termination or breach may have a material adverse effect on the Company's operations. Furthermore, there can be no assurance that present or future collaborators will not pursue existing or alternative technologies in preference to treatments being developed in collaboration with the Company.


    NPS also intends to seek additional collaborative or license arrangements to develop and commercialize other product candidates. Many of the Company's competitors are similarly seeking to develop or expand their collaborative and license arrangements with pharmaceutical companies. The success of these efforts by the Company's competitors could have an adverse impact on the Company's ability to form future collaborative arrangements and maintain existing ones. There can be no assurance that the Company will be able to negotiate acceptable collaborative agreements in the future or that efforts under any such collaborative agreements will be successful. To the extent that the Company chooses not to or is unable to enter into future collaborative agreements, it would experience increased capital requirements to undertake research, development and marketing of its product candidates at its own expense. In addition, the Company may encounter significant delays in introducing its product candidates into certain markets or find that the development, manufacture or sale of its product candidates in such markets is adversely affected by the absence of such collaborative agreements.

    LACK OF PRODUCT SALES; HISTORY OF OPERATING LOSSES. Substantially all of the Company's revenues to date have come from collaborative research and license agreements with the Licensees. Aside from the incidental revenues from the sale of research chemicals, no revenues have been generated from product sales. Other working capital has come from equity and debt financings. NPS has incurred cumulative losses through December 31, 1995 of $20.5 million, net of cumulative revenues from research and license agreements of $22.3 million. The Company expects to incur significant operating losses over at least the next several years as the Company continues and expands its research and development and preclinical and clinical testing activities. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. The Company's ability to achieve profitability depends in part upon its ability, alone or with others, to complete development of Norcalcin and other product candidates, obtain required regulatory approvals and manufacture and successfully market such products, of which there can be no assurance. As such, there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

    GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL. The research and development activities of the Company, as well as the investigation, manufacture, distribution and marketing of therapeutic products, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug and Cosmetic Act, as amended. Receipt of such regulatory approval involves, among other things, satisfying the FDA that the product is both safe and effective. Typically, this process takes several years or more depending upon the type, complexity and novelty of the product and the nature of the disease or other indication to be treated and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's Good Laboratory Practice regulations. Clinical testing must meet requirements for Institutional Review Board oversight and informed consent by clinical trial subjects and patients, as well as FDA prior review, oversight and the FDA's Good Clinical Practice requirements. Clinical trials may require large numbers of test subjects. Furthermore, the Company or the FDA may suspend clinical trials at any time if either believes that the subjects participating in such trials are being exposed to unacceptable health risks, including undesirable or unintended side effects. While certain of the Company's employees have some experience in conducting and managing the clinical testing necessary to obtain regulatory approval, the Company has conducted only limited clinical trials of one of its product candidates to date and anticipates that it will need to either rely on its collaborative partners, licensees and outside consultants or attract and retain additional employees with expertise in this area.

    Before receiving FDA approval to market a product, NPS may have to demonstrate that such product represents an improved form of treatment compared to existing therapies. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies. Furthermore, approval may entail ongoing requirements for post-marketing studies. Even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. The regulatory standards for current Good Manufacturing Practices ("cGMP") are currently being applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. There can be no assurance that any compound developed by the Company alone or in conjunction with others will prove to be safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing approval.

    RAPID TECHNOLOGICAL CHANGE; INTENSE COMPETITION. NPS is pursuing areas of product development in which the Company believes there is a potential for extensive technological innovation in relatively short periods of time. The Company operates in a field in which new discoveries occur and are expected to occur at a rapid pace. The Company's competitors may succeed in developing technologies or products that are more effective than those of the Company or in obtaining regulatory approvals of their drugs more rapidly than the Company and its collaborative partners and licensees, and such success could render the Company's products obsolete or non-competitive and have a material adverse effect on the Company. Competition in the pharmaceutical and biotechnology industry is intense and is expected to continue to increase. Many of the Company's competitors, including biotechnology and pharmaceutical companies, are actively engaged in the research and development of products in the Company's targeted areas, including the fields of HPT, osteoporosis, neuroprotection, chronic pain and epilepsy. Many of the Company's competitors have substantially greater financial, technical, marketing and personnel resources than the Company as well as considerable experience in preclinical testing, human clinical trials and other regulatory approval procedures. Moreover, certain academic institutions, governmental agencies and other research organizations are conducting research in areas in which the Company is working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or through joint ventures and will compete with the Company in recruiting highly qualified scientific personnel.

    UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY. The Company's success depends, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Because the patent positions of biotechnology and pharmaceutical companies can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted.

    None of the Company's principal proprietary rights, including rights related to process, compounds, use and technique related to its calcium receptor science and NMDA receptor-channel technology, are protected by issued patents in the Company's principal potential markets. No assurance can be given that patents will issue from any of the Company's current or anticipated patent applications or that such patent applications will allow the Company to preclude others from practicing some or all of the art described in the publicly available versions of these pending patent applications either before such patent applications issue as patents or after such patent applications issue as patents. Generally, patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in scientific or patent literature often lag behind actual discoveries. No assurance can be given that, even if published, the Company is aware of all such literature. Accordingly, the Company cannot be certain that the named inventors in its patent applications were the first to invent, or that the Company is the first to pursue patent coverage for such inventions. If patents do issue, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or to prevent competition. No assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that rights granted thereunder will provide competitive advantages to NPS. Moreover, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. If certain of the Company's patent applications fail to issue or are successfully challenged, particularly those related to its calcium receptor science and NMDA receptor-channel technology, it may have a material adverse effect on the Company's operations or its ability to maintain or establish collaborations. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around the patented products or technology developed by NPS. There can also be no assurance that any products developed by NPS will not be found to infringe patents held by third parties, or that, in such cases, licenses from such third parties would be available on commercially attractive terms, if at all. If NPS does not obtain such licenses, it could encounter delays in product market introductions or could find that it is unable to develop, manufacture or sell its products requiring such licenses. In addition, the Company could incur substantial costs in defending lawsuits brought against NPS on such patents or in prosecuting lawsuits by NPS against another party. Additionally, many of the Company's foreign patent applications have been published as part of the patent prosecution process in such countries. Protection of the rights revealed in such published patent applications can be complex, costly and uncertain.

    The development of therapeutic products for applications in the Company's product fields is intensely competitive. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in these and related fields. Some of these applications or patents may limit or preclude the Company's applications and could result in a significant reduction of the coverage of the Company's patents, if issued.

    NPS also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its corporate collaborators, licensees, employees and consultants. NPS expects to continue to rely on trade secrets and know-how to protect certain aspects of its technologies. The Company believes it has, and can maintain, a competitive advantage through its use of written confidential disclosure agreements and invention assignment provisions with its employees, consultants, advisors and potential and actual collaborators and licensees. Nonetheless, no assurance can be given that these agreements will provide meaningful protection for the Company's trade secrets or proprietary know-how as a result of an unauthorized use or disclosure in the public domain. There can be no assurance that these agreements will not be breached, that NPS would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.


    DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING. To be successful, the Company's products, if successfully developed, must be manufactured in commercial quantities in accordance with regulations prescribed by the FDA and at acceptable costs. NPS does not have the capability to manufacture products under cGMP regulations prescribed by the FDA and does not intend to develop such a capability in the near future. Accordingly, the Company anticipates that, for the foreseeable future, it will pursue a strategy of seeking production capability from corporate collaborators, licensees or contract manufacturers. There can be no assurance that the Company's current or prospective corporate collaborators, licensees or contract manufacturers will be able to manufacture any developed compounds on a commercial scale or that any collaborator, licensee or manufacturer will be able to manufacture products in quantities or at prices which will be commercially viable or beneficial for the Company. The Licensees are responsible for manufacturing any products developed under their respective agreements with the Company. If the Company or its collaborators and licensees encounter difficulty in obtaining third-party manufacturing on commercially acceptable terms, their ability to commercialize products may be delayed or foreclosed. Moreover, any manufacturer of the Company's products must adhere to cGMP regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval or periodic plant inspection, FDA approval of the product will not be granted or sale of the product may be barred.


    Presently, the Company relies on contract manufacturers to produce its proprietary compounds for development activities and in sufficient quantities for preclinical and clinical purposes. If the Company were unable to contract for sufficient supply of its compounds on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, the Company's preclinical and human clinical testing schedule would be delayed. Such delay would adversely affect the schedule for submission of products for regulatory approval and the market introduction and subsequent sales of such products, which would have a materially adverse effect on the Company.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company has incurred negative cash flows from operations since its inception. Substantial expenditures will be required to enable NPS to conduct existing and planned preclinical studies and clinical trials, to manufacture or to have manufactured and to market products from current research and development efforts, and to continue research and development activities. The Company anticipates that its existing capital resources, including research and development support payments from existing collaborations, together with the net proceeds of a proposed public offering of 2,000,000 shares of the Company's Common Stock (plus an additional 300,000 shares to cover over-allotments, if any) and interest earned thereon, will be sufficient to enable it to maintain its current and planned operations through at least 1997. However, the Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with preclinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements and license arrangements, the establishment of additional collaborative and license arrangements, and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company. If Amgen terminates its agreement to develop Norcalcin in the Amgen territory, the Company may not have the resources necessary to complete the development and commercialization of Norcalcin in the Amgen territory.


    Depending on the factors described above, NPS may need to raise substantial additional funds to support its long-term product development and commercialization programs. The Company intends to seek additional funding through corporate collaborations and license agreements. There can be no assurance the Company will be able to negotiate such agreements in the future on acceptable terms or at all. The Company may also seek additional funding through public or private financings. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company may otherwise seek to develop or commercialize on its own, any one of which could have a material adverse effect on the Company's operations.



    LACK OF MARKETING CAPABILITIES. The Licensees currently have marketing and distribution rights with respect to products under development for the treatment of HPT and osteoporosis; however, such commercialization rights may revert to NPS, under certain circumstances, including upon termination of any of the related agreements. NPS may retain such commercialization rights to other products developed in the future. The Company currently lacks sales, marketing and distribution capability. In order to market any of its products directly, the Company would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. There can be no assurance that the Company will be able to establish in-house sales and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its products.


    Outside the United States, the Company's ability to market a product is contingent upon receiving marketing authorization from the appropriate foreign regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. This foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

    UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT. There is significant national concern today about the availability and rising cost of health care in the United States. It is anticipated that new federal and/or state legislation will be passed and regulations adopted to attempt to provide broader and better health care and to manage and contain its cost. While NPS cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the pendency of such proposals could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals could have a material adverse effect on the Company in general.

    In both domestic and foreign markets, sales of the Company's product candidates will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Under current guidelines, Medicare does not reimburse patients for self-administered drugs. Such policy may adversely affect the market for products designed to treat patients with age-related disorders, such as HPT and osteoporosis. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's product candidates will be considered cost-effective or that adequate third-party reimbursement will be available to enable NPS to maintain price levels sufficient to realize an appropriate return on its investment in product development. Failure to achieve sufficient price levels for its drugs could adversely affect the Company's business. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's product candidates are approved for marketing. Adoption of such legislation or regulations could further limit reimbursement for medical products and services. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such legislation has a material adverse effect on the business, financial condition and profitability of other companies that are current or future collaborators for certain of the Company's product candidates.


    DEPENDENCE ON KEY PERSONNEL; ABILITY TO MANAGE GROWTH. The Company is highly dependent on the principal members of its scientific and management staff. Loss of any of these persons could adversely affect the Company's business. The Company does not have employment contracts. The Company's future success will also depend in large part upon its continued ability to attract and retain other highly qualified scientific and management personnel. The Company faces competition for personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance that NPS will be successful in hiring or retaining personnel. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical trials, government approvals, production and marketing and general pharmaceutical company management are expected to place increased demands on the Company's resources. These demands are expected to require the addition of new management, research and development and administrative personnel, and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could materially adversely affect prospects for the Company's success. Certain of these anticipated future needs are expected to be met through the agreements with the Licensees and potential additional corporate collaborations, but there can be no assurance that any services provided by the Licensees or other potential corporate collaborators will be sufficient to meet the Company's personnel or management needs.



    RISK OF PRODUCT LIABILITY; USE OF HAZARDOUS MATERIALS. The testing, marketing and sale of human therapeutic products entail significant risks. If the Company succeeds in developing products under its product development programs, use of such products in clinical trials, and the sale of such products following regulatory approval may expose the Company to liability claims allegedly resulting from use of such products. These claims might be made directly by consumers or others. NPS currently has an aggregate of $5 million insurance for the clinical trials of Norcalcin. There can be no assurance that NPS will be able to maintain such insurance or obtain similar insurance for any of its future clinical trials or that coverage will be in sufficient amount to protect against damages for liability that could have a material adverse effect on NPS. There can also be no assurance that NPS will be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect the Company against damages for liability that could have a material adverse effect on the Company. The agreements with the Licensees each provide for certain indemnification against such claims, but there can be no assurance that any claim arising from products sold by a collaborative partner or licensee would not also include claims directly against NPS or that any such claim would be indemnifiable under such agreement.


    In addition, the Company's research and development activities involve the controlled use of hazardous materials, radioactive compounds and other chemicals. The Company is required to comply with complex local, state and federal regulations involving the use, storage and handling of these materials and may incur certain costs in complying therewith. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by local, state and federal regulations, the possibility of unintended non-compliance with such regulations or the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

    The Company contracts with third parties to remove biohazardous waste generated by the Company. The disposal of such waste, third-party waste disposal companies contracted by the Company, and their disposal sites are regulated by the Environmental Protection Agency ("EPA"). The EPA has initiated cleanup of a site where a waste disposal firm contracted by the Company disposed of certain waste generated by the Company. The Company has not accrued any liability with respect to this matter.
Although the Company was a small contributor to the site and the Company believes that there are a number of other financially responsible contributors, there can be no assurance that the Company will not be held liable for all or a portion of the cleanup cost or any other costs or damages associated with this disposal site.

    VOLATILE STOCK PRICE. The market price of the shares of Common Stock, like that of the common stock of many other biotechnology and biopharmaceutical companies, has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new commercial products by the Company or its competitors, progress with clinical trials, governmental regulation, changes in reimbursement policies, developments in patent or other proprietary rights, developments in the Company's relationships with current or future collaborative partners, public concern as to the safety and efficacy of drugs developed by the Company and its competitors, and general market conditions for biotechnology or pharmaceutical stocks could have a significant adverse effect on the future price of Common Stock.

    ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws and Section 203 of the Delaware General Corporation Law could also discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors, without further stockholder approval, may issue Preferred Stock that could have the effect of delaying or preventing a change in control of the Company as well as adversely affecting the voting power of the holders of Common Stock, including the loss of voting control to others.

    ABSENCE OF DIVIDENDS.   The Company  has never paid  any cash dividends  and
does not anticipate paying cash dividends in the foreseeable future.

                                USE OF PROCEEDS

    The Company will not receive any part of the proceeds from the sale of shares by the Selling Stockholder.

                              SELLING STOCKHOLDER


    As of May 20, 1996, the Selling Stockholder beneficially owned 8.59% of the outstanding common stock of the Company. Set forth below is the name of the Selling Stockholder, the number of shares of common stock owned by the Selling Stockholder as of the effective date of this Prospectus, the number of shares of common stock that may be offered by the Selling Stockholder pursuant to this Prospectus, and the number of shares of common stock and the percentage of the outstanding shares of common stock to be owned by the Selling Stockholder upon completion of the offering if all the shares owned by the Selling Stockholder are sold. Any or all of the shares listed below may be offered for sale by the Selling Stockholder from time to time. The Company has entered into a Development and License Agreement with the Selling Stockholder.



                                                                       PERCENT OF COMMON
                 SHARES OWNED                                             STOCK OWNED       PERCENT OF COMMON
   SELLING         PRIOR TO     SHARES OFFERED   SHARES OWNED AFTER         BEFORE          STOCK OWNED AFTER
 STOCKHOLDER       OFFERING         HEREBY          OFFERING (1)         OFFERING (2)         OFFERING (1)
- --------------  --------------  --------------  ---------------------  -----------------  ---------------------
Amgen Inc.          1,000,000      1,000,000                  0                8.59%                   0%


- --------------
(1) Assumes no other disposition or other acquisition of common stock and all shares included herein are sold.


(2) As of May 20, 1996.


                              PLAN OF DISTRIBUTION

    The Company will not receive any proceeds from the sale of shares owned by the Selling Stockholder. It is anticipated that the Selling Stockholder will offer the shares in the manner set forth on the cover page of this Prospectus, from time to time, directly or through broker/dealers or underwriters who act solely as agents or maybe acquired the shares as principals, in all cases as designated by the Selling Stockholder. Sales may be made on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation systems on what shares of common stock are then listed, to negotiate a transaction or otherwise at prices and at terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The shares may be sold pursuant to one or more of the following:

    (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    (b) purchasers by an underwriter, a broker or a dealer as principal and resale by such underwriter, broker or dealer for its account pursuant to this Prospectus;

    (c) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resale a portion of the block as principal to facilitate the transaction;

    (d) an exchange distribution in accordance with the rules of such exchange; and

    (e) through the writing of options on the shares.

    If necessary, a supplement prospectus that describes the method of sale in greater detail may be filed by the Company with the Commission pursuant to Rule 424(c) under the 1933 Act under certain circumstances. In effecting sales, underwriters, brokers or dealers engaged by the Selling Stockholder of the shares may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers will receive commissions, concessions or discounts from the Selling Stockholder, the amount to be negotiated prior to the sale. In addition, any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under Rule 144 rather than pursuant to this Prospectus.

    The Company will bear all expenses (including the reasonable fees and expenses of one legal counsel for the Selling Stockholder incurred after the date of filing of the Form S-3 Registration Statement) in connection with the registration and sale of the shares, other than commissions, concessions or discounts to underwriters, brokers and dealers, and fees and expenses of other advisors to the Selling Stockholder.

    This Registration Statement is filed pursuant to the terms of the Stock Purchase Agreement, dated March 18, 1996, between the Company and the Selling Stockholder under which the Company has agreed to file a "shelf" registration statement pursuant to Rule 415 under the Securities Act covering all the shares of common stock issued to the Selling Stockholder and to maintain the effectiveness of the Form S-3 Registration Statement for no less than three years from the date of execution of the Stock Purchase Agreement.

    To comply with the securities laws of certain jurisdictions, the securities offered hereby may be offered or sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

    The legality of the shares offered hereby has been passed upon by Pillsbury Madison & Sutro LLP, Menlo Park, California, counsel to the Company.

                                    EXPERTS

    The financial statements of the Company, a development stage company, as of December 31, 1994 and 1995, and for each of the years in the three-year period ending December 31, 1995, and for the period from October 22, 1986 (inception) through December 31, 1995, is incorporated by reference herein and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said accounting firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Registration Fee........................  $   4,741
Nasdaq Stock Market Listing Fee............................................  $  17,500
Accountant's Fees and Expenses.............................................  $   5,000
Legal Fees and Expenses....................................................  $   5,000
Blue Sky Fees and Expenses.................................................  $   1,000
Miscellaneous Expenses.....................................................  $      59
                                                                             ---------
Total......................................................................  $  33,600
                                                                             ---------
                                                                             ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

    The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16.  EXHIBITS.


 EXHIBIT NO.                                                DESCRIPTION
- -------------  -----------------------------------------------------------------------------------------------------
        4.1    Amended and Restated Certificate of Incorporation (1)
        4.2    Amended and Restated Bylaws (1)
        5.1    Opinion of Pillsbury Madison & Sutro LLP
      10.17    Stock Purchase Agreement between NPS Pharmaceuticals, Inc. and Amgen Inc. dated March 18, 1996 (2)
       23.1    Consent of KPMG Peat Marwick LLP
       23.2    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1)
       24.1    Power of Attorney (3)


- --------------


(1) Incorporated herein by reference to the Registration Statement on Form S-1, filed January 21, 1994, or amendments thereto (file number 33-74318).



(2) Incorporated herein by reference to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.



(3) Previously filed.


ITEM 17.  UNDERTAKINGS.

    A.  RULE 415 OFFERING.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

           (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    B.  SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

    The  undersigned  Registrant  hereby   undertakes  that,  for  purposes   of
determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on May 31, 1996.


                                          NPS PHARMACEUTICALS, INC.

                                          By          /s/ HUNTER JACKSON

                                            ------------------------------------
                                                   Hunter Jackson, Ph.D.
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                 AND CHAIRMAN OF THE BOARD

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------
                        /s/ HUNTER JACKSON              President, Chief Executive Officer and
     -------------------------------------------         Chairman of the Board (Principal            May 31, 1996
                Hunter Jackson, Ph.D.                    Executive Officer)

                     /s/ ROBERT K. MERRELL*             Vice President, Finance, Chief Financial
     -------------------------------------------         Officer and Treasurer (Principal            May 31, 1996
                  Robert K. Merrell                      Financial and Accounting Officer)

                       /s/ JAMES U. JENSEN              Vice President, Corporate Development
     -------------------------------------------         and Legal Affairs, Secretary and            May 31, 1996
                   James U. Jensen                       Director

                        /s/ SANTO J. COSTA*
     -------------------------------------------        Director                                     May 31, 1996
                    Santo J. Costa

                    /s/ JAMES G. GRONINGER*
     -------------------------------------------        Director                                     May 31, 1996
                  James G. Groninger

                      /s/ DONALD E. KUHLA*
     -------------------------------------------        Director                                     May 31, 1996
                Donald E. Kuhla, Ph.D.

                       /s/ THOMAS N. PARKS*
     -------------------------------------------        Director                                     May 31, 1996
                Thomas N. Parks, Ph.D.

                           /s/ DOUG REED*
     -------------------------------------------        Director                                     May 31, 1996
                   Doug Reed, M.D.

                       /s/ TIMOTHY J. RINK*
     -------------------------------------------        Director                                     May 31, 1996
             Timothy J. Rink, M.D., Sc.D.

                         /s/ JESSE L. TREU*
     -------------------------------------------        Director                                     May 31, 1996
                 Jesse L. Treu, Ph.D.

          *By           /s/ JAMES U. JENSEN
        --------------------------------------
                   James U. Jensen
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT NO.                                           DESCRIPTION                                             PAGE
- -------------  --------------------------------------------------------------------------------------------  ---------
        4.1    Amended and Restated Certificate of Incorporation (1).......................................
        4.2    Amended and Restated Bylaws (1).............................................................
        5.1    Opinion of Pillsbury Madison & Sutro LLP....................................................
      10.17    Stock Purchase Agreement between NPS Pharmaceuticals, Inc. and Amgen Inc. dated March 18,
               1996 (2)....................................................................................
       23.1    Consent of KPMG Peat Marwick LLP............................................................
       23.2    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1)..........................
       24.1    Power of Attorney (3).......................................................................


- --------------


(1) Incorporated herein by reference to the Registration Statement on Form S-1, filed January 21, 1994, or amendments thereto (file number 33-74318).



(2) Incorporated herein by reference to the Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.



(3) Previously filed.